Exhibit 99.1

ROUMELL ASSET MANAGEMENT, LLC
2 Wisconsin Circle, Suite 640
Chevy Chase, MD 20815

December 8, 2020

BY EMAIL AND OVERNIGHT DELIVERY

Enzo Biochem, Inc.

527 Madison Avenue

New York, New York 10022

Attn:	Elazar Rabbani, Ph.D.

Chairman of the Board of Directors, Chief Executive Officer and Secretary

Re:	Demand to Inspect Books and Records of Enzo Biochem, Inc. Pursuant to Section 624(b) of the New York Business Corporation Law

Dear Dr. Rabbani:

Roumell Asset Management, LLC (“Roumell”) is the direct beneficial owner of 2,702,559 shares of common stock, $0.01 par value per share (the “Common Stock”) of Enzo Biochem, Inc., a New York corporation (the “Company”), including 1,000 shares of which are held in record name by Roumell (the “Shares”).

As the record holder of the Shares, Roumell hereby demands, pursuant to Section 624(b) of the New York Business Corporation Law (the “NYBCL”) and applicable common law, during the usual business hours, to inspect the following books, records and documents of the Company and to make and/or receive copies or extracts therefrom:

(a)	A complete record or list of the holders of the Common Stock, certified by the Company’s transfer agent(s) and/or registrar(s), showing the name, address and number of shares registered in the name of each such holder as of the date hereof and as of any record date established or to be established for the 2020 annual meeting of shareholders of the Company and any adjournments, postponements, reschedulings or continuations thereof (the “Annual Meeting”) or any other meeting of shareholders held in lieu thereof (the date hereof and any such record date, the “Determination Date”);

(b)	A cd-rom or other electronic medium containing the holders of the Common Stock as of the Determination Date, showing the name, address and number of shares registered in the name of each such holder, together with such computer processing data as is necessary for Roumell to make use of such cd-rom or other electronic medium; and a hard copy printout of such cd-rom or other electronic medium for verification purposes;

(c)	A stop list or stop lists relating to shares of Common Stock of the Company and any additions to or deletions from such lists, together with any daily transfer sheets after the Determination Date;

(d)	All information in the Company’s, its transfer agent’s or its proxy solicitor’s or any of their agents’ possession, or which can reasonably be obtained from nominees of any central certificate depository systems or their nominees, brokers, dealers, banks, respondent banks, clearing agencies, voting trusts and their nominees or other nominees, concerning the number, identity of, and shares held by the actual beneficial owners of the Common Stock as of the Determination Date and as of the close of business of each Friday thereafter until the conclusion of the Annual Meeting, including an alphabetical breakdown of any holdings in the respective names of Cede & Co. and other similar depositories or nominees as well as any material request list provided by Broadridge Financial Solutions, Inc., INVeSHARE, Inc. or Mediant Communications LLC, and any omnibus proxies issued by such entities;

(e)	All information in, or that comes into, the Company’s or its proxy solicitor’s or any of their agents’ possession or that can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees relating to the names of the non-objecting beneficial owners of the Common Stock in the format of a cd-rom, cartridge file or other electronic medium showing the name, address and number of shares registered in the name of each such owner together with such computer processing data as is necessary for Roumell to make use of such cd-rom, cartridge or other electronic medium; and a hard copy printout of such cd-rom, cartridge or other electronic medium for verification purposes (such information with respect to brokers and dealers is readily available to the Company under Rule 14b-l of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from Broadridge Financial Solutions, Inc., INVeSHARE, Inc., Mediant Communications LLC, other such entities and custodian banks and the Company’s proxy solicitor);

(f)	All “respondent bank” lists and omnibus proxies for such lists, pursuant to Rule 14b-2 of the Exchange Act;

(g)	A list of shareholders of the Company who are participants in any Company employee stock ownership, stock purchase, stock option, retirement, restricted stock, incentive, profit sharing, dividend reinvestment or any similar plan in which voting of Common Stock under the plan is controlled, directly or indirectly, individually or collectively, by such plan’s participants, showing (i) the name and address of each such participant, (ii) the nature and amount of securities attributable to each such participant in any such plan, including the number of the underlying shares of Common Stock, and (iii) the method by which Roumell or its agents may communicate with each such participant, as well as the name, firm and phone number of the trustee or administrator of such plan, and a detailed explanation of the voting treatment not only of shares for which the trustee or administrator receives instructions from participants, but also shares for which either they do not receive instructions or shares which are outstanding in the plan but are unallocated to any participant;

(h)	A list of all holders of the Common Stock and respondent banks (and their email addresses) who have elected to receive electronic copies of proxy materials with respect to meetings of shareholders of the Company pursuant to Rule 14a-16(j)(2) of the Exchange Act; and

(i)	A correct and complete copy of the certificate of incorporation and bylaws of the Company, including any amendments thereto.

The purpose of this demand is to enable Roumell, on behalf of itself, its affiliates and the participants in its solicitation, to communicate with the Company’s shareholders in connection with the election of directors at the Annual Meeting and any other matters as may properly come before the Annual Meeting.

Roumell has not within five years sold or offered for sale any list of shareholders of any corporation of any type or kind, whether or not formed under the laws of New York, or aided or abetted any person in procuring any such record of shareholders for any purpose.

Attached to this demand is an affidavit in accordance with paragraph (c) of Rule 624 of the NYBCL.

Roumell demands that modifications, additions or deletions to any and all information referred to in paragraphs I.(a) through I.(i) be immediately furnished as such modifications, additions or deletions become available to the Company or its agents or representatives.

It is requested that the information identified above be produced to the designated parties no later than December 15, 2020. Pursuant to NYBCL Section 624, you are required to respond to this demand and make available the requested materials within five days of the date hereof. If the Company does not respond to this demand within five days, Roumell may apply to the First Judicial District of the New York Supreme Court for an order compelling inspection pursuant to NYBCL Section 624(d).

Roumell will bear the reasonable costs incurred by the Company, including those of its transfer agent(s) or registrar(s), in connection with the production of the information demanded.

Signature page follows.

Roumell hereby designates and authorizes James C. Roumell and Craig L. Lukin, and any other persons designated by them or by Roumell, acting singly or in any combination, to conduct the inspection and copying herein requested. Please advise Mr. Roumell at (301) 656-8500 as promptly as practicable within the requisite timeframe, when and where the items requested above will be made available to Roumell. If the Company contends that this demand is incomplete or is otherwise deficient in any respect, please notify Roumell immediately in writing, setting forth the facts that the Company contends support its position and specifying any additional information believed to be required. In the absence of such prompt notice, Roumell will assume that the Company agrees that this demand complies in all respects with the requirements of the NYBCL. Roumell reserves all rights, including the right to withdraw, supplement or modify this demand at any time.

Very truly yours,

ROUMELL ASSET MANAGEMENT, LLC

By:	/s/ James C. Roumell
	Name:	James C. Roumell
	Title:	President

State of Maryland	)
) ss:
County of Montgomery	)

JAMES C. ROUMELL, being sworn, states under oath: I executed the foregoing letter, and the information and facts stated therein regarding Roumell Asset Management, LLC’s ownership and the purpose of this demand for inspection are true and correct. Such inspection is reasonably related to Roumell Asset Management, LLC’s interest as a shareholder and is not desired for a purpose which is in the interest of a business or object other than the business of Enzo Biochem, Inc. Further, Roumell Asset Management, LLC has not within five years sold or offered for sale any list of shareholders of any corporation of any type or kind, whether or not formed under the laws of New York, or aided or abetted any person in procuring any such record of shareholders for any purpose.

/s/ James C. Roumell
James C. Roumell

State of Maryland	)
) ss:
County of Montgomery	)

On the 8 day of December, 2020, before me, the undersigned, a Notary Public in and for the State of Maryland, personally appeared before me, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within document.  I certify that the acknowledgment on the within document was taken in the manner prescribed by the laws of Maryland and conforms to the laws thereof.

Subscribed and sworn to before me

this 8 day of December, 2020.

/s/ Niles Anderegg
Notary Public

My commission expires:____7/16/2024_____